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                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              1300 Hall Boulevard
                             Bloomfield, CT 06002

          ROTH INDIVIDUAL RETIREMENT ANNUITY ("ROTH IRA") ENDORSEMENT

The provisions in this Roth IRA Endorsement (the "Endorsement") are effective as of the issue date for the attached annuity contract (the "Contract") as a Roth IRA (or the date it has been converted to a Roth IRA), unless a later date is specified under the federal tax law with respect to a provision hereunder.

The provisions below this paragraph, through Article VIII, of this Endorsement are word-for-word identical to the operative provisions in Articles I through VIII of IRS Form 5305-RB (dated March 2002) and are deemed to meet the statutory requirements for a Roth IRA. These provisions are clarified in accordance with more recent IRS guidance in Article IX below.

This Endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth Individual Retirement Annuity (Roth IRA) under section 408A of the Internal Revenue Code to provide for his or her retirement and for the support of his or her beneficiaries after death.

ARTICLE I

Except in the case of a rollover contribution described in section 408A(e), a re-characterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000
for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

ARTICLE II

     1. The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

     2. In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse

ARTICLE III

The annuitant's interest in the contract is nonforfeitable and nontransferable.

ARTICLE IV

     1.   The contract does not require fixed contributions.

     2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

ARTICLE V

     1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

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          (a)  The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant's death, over the designated beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

          (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death.

     2. If the annuitant's surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

ARTICLE VI

     1. The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

     2. The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

ARTICLE VIII

This Endorsement will be amended as necessary to comply with the provisions of the Code, the related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

ARTICLE IX

A.   Clarifications of Terms Used in This Endorsement
     ------------------------------------------------

     1. The term "issuer," "we" or "us" means MetLife Insurance Company of Connecticut.

     2. The term "annuitant," "you" or "your" refers to the individual who is the measuring life, as well as the individual owner (or "owner"), under this Contract. The term "Contract" also may refer to a certificate issued under a group annuity contract. No joint owner or contingent annuitant may be named under this Contract. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(c) maintained for the benefit of a designated beneficiary of a deceased individual, references in this document to "annuitant," "owner," "you" or "your" are to the deceased individual.

     3. The term "article" as used in Article VII may include any provision of the Contract (including any rider or endorsement).

B.   Clarifications of Articles I-VIII and Other Contract Provisions
     ---------------------------------------------------------------

     1. The Contract as modified by this Endorsement is intended to qualify as part of a tax-qualified retirement arrangement, plan or contract that meets the requirements of section 408A and any applicable Treasury Regulations, i.e., to qualify as a Roth IRA. To achieve these purposes, the provisions of this Endorsement shall control if they are in conflict with those of the Contract, and the provisions of this Endorsement and the Contract (including any other rider or endorsement that does not specifically override this provision) shall be interpreted to ensure or maintain such tax qualification, despite any other provision to the contrary. Payments and distributions under this Contract shall be made in a time and manner necessary to maintain such a tax qualification under the applicable provisions of the Internal Revenue Code (the "Code"). We reserve the right to amend this Endorsement or the Contract to comply with any applicable changes in the Code or any regulations or other published guidance relating thereto, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendment, and when required by law, we will obtain the approval of the appropriate regulatory authority or of the annuitant.

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2.   No benefits under the Contract may be transferred, sold, assigned, borrowed, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person, except that the Contract may be transferred under a divorce or separation instrument described in section 408(d)(6).

3. (a) Maximum Permissible Amount. Except in the case of a qualified rollover contribution, a nontaxable transfer from an individual retirement plan under Section 7701(a)(37) of the Code, or a recharacterization (as defined in (f) below), ongoing contributions to this Contract (if permitted) must be in cash and the total of such contributions to all the individual owner's Roth IRAs for a taxable year shall not exceed the applicable amount (as defined in (b) below), or the individual owner's compensation (as defined in (h) below), if less, for that taxable year (or such other amount provided by applicable federal tax law). Any contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the individual owner's compensation is referred to as a "regular contribution." A "qualified rollover contribution" is a rollover contribution of a distribution from an eligible retirement plan described in section 402(c)(8)(B) (or such other amounts provided by applicable federal tax law). If the distribution is from an IRA, the rollover must meet the requirements of section 408(d)(3), except the one-rollover-per-year rule of section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). If the rollover contribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or
     457(e)(16), as applicable, Contributions may be limited under (c) through
     (e) below.

     (b)  Applicable Amount. The applicable amount is determined below:

          (i) If the individual owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under section 219(b)(5)(D). Such adjustments will be in multiples of $500.

          (ii) If the individual owner is 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

     (c) Regular Contribution Limit. The maximum regular contribution that can be made to all the individual owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii) below.

          (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI"), as defined in (g) below, in accordance with the following table:

               Filing Status                         Full Contribution   Phase-Out Range                No Contribution
               ------------------------------------  ------------------  -----------------------------  ---------------
                                                              Modified AGI
               --------------------------------------------------------------------------------------------------------
               Single or Head of Household           $95,000 or less     Between $95,000 and $110,000   $ 110,000 or more
               Joint Return or Qualifying Widow(er)  $  150,000 or less  Between $150,000 and $160,000  $ 160,000 or more
               Married - Separate Return             $                0  Between $0 and $10,000         $ 10,000 or more

If the individual owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under section 408A(c)(3). Such adjustments will be in multiples of $1,000.

          (ii) If the individual owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all such individual's Roth IRAs for that taxable year is reduced by the regular contributions made to such individual's nonRoth IRAs for the taxable year.

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          (d)  Inherited IRA. If this is an inherited IRA within the meaning of
               Code Section 408(d)(3)(c), no additional contributions will be accepted.

          (e) SIMPLE IRA Limits. No contribution shall be allowed into this Contract under a SIMPLE IRA plan established by any employer pursuant to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan shall be allowed into this Contract from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual owner first participated in that employer's SIMPLE IRA plan.

          (f) Recharacterization. A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in Treas. Reg. Sec. 1.408A-5 as a regular contribution to this Roth IRA (if permitted), subject to the limits in (c) above.

          (g) Modified AGI. For purposes of (c) above, an individual owner's modified AGI for a taxable year is defined in section 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution (a "conversion").

          (h) Compensation. For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in section 401(c)(2) (reduced by the deduction the self-employed individual owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual owner's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making an IRA contribution. The term "compensation" also includes any differential wage payments as defined in Code Section 3401(h)(2).

               (i) The owner shall have the sole responsibility for determining whether any contribution satisfies applicable income tax requirements.

     4. No amount is required to be distributed prior to the death of the individual owner for whose benefit the Contract was originally established. If this is an inherited IRA within the meaning of the Code Section 408(d)(3)(C), this paragraph does not apply. However, prior to the time you reach the Maximum Annuity Date or maturity date under this contract (as the case may be), we will send you information about annuity payment options so that you may consider whether to continue the deferral of distributions under your Roth IRA contract provisions or begin to receive annuity payments or other withdrawals from your Contract.

     5. (a) Notwithstanding any provision of this Roth IRA Contract to the contrary, the distribution of the individual owner's interest in the Roth IRA shall be made in accordance with the requirements of section 408(b)(3), as modified by section 408A(c)(5), and the Treasury Regulations thereunder, the provisions of which are herein incorporated by this reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Roth IRA (as determined under section 5(c), below) must satisfy the requirements of section 408(a)(6), as modified by section 408A(c)(5) and the Treasury Regulations thereunder, rather than the distribution rules in paragraphs 5(b), (c), (d) and (e) below.

          (b) Upon the death of the individual owner, his or her entire interest shall be distributed at least as rapidly as follows:

               (i) If the designated beneficiary is someone other than such individual's surviving spouse, the entire interest shall be distributed, starting by the end of the calendar year following the calendar year of such individual's death, over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of such individual's death, or, if elected, in accordance with paragraph (b)(iii) below. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a non-spouse

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                         designated beneficiary by a direct trustee-to-trustee
                         transfer from a retirement plan of a deceased individual under Sec. 402(c)(11), then, notwithstanding any election made by the deceased individual, the non-spouse designated beneficiary may elect to have distributions made under this paragraph if the transfer is made no later than the end of the year following the year of death.

                   (ii) If such individual's sole designated beneficiary is such individual's surviving spouse, the entire interest shall be distributed, starting by the end of the calendar year following the calendar year of such individual's death (or by the end of the calendar year in which such individual would have attained age
                         70 1/2, if later), over such spouse's life or over a period not extending beyond the life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (b)(iii) below. If such surviving spouse dies before required distributions commence to him or her, the remaining interest shall be distributed, starting by the end of the calendar year following the calendar year of such spouse's death, over such spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of such spouse, or, if elected, shall be distributed in accordance with paragraph (b)(iii) below. If such surviving spouse dies after required distributions commence to him or her, any remaining interest shall continue to be distributed under the contract option chosen.

                  (iii) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest shall be distributed by the end of the calendar year containing the fifth anniversary of such individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)
                         (ii) above).

                   (iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Treas. Reg. Sec. 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

          (c) The "interest" in the Roth IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treas. Reg. Sec. 1.408-8. Also, prior to the date that the Contract is annuitized, the "interest" in the Contract includes the actuarial present value of any additional benefits provided under this IRA Contract (such as survivor benefits in excess of the dollar amount credited to Your beneficiary under the Contract) under Q&A-12 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

          (d) For purposes of paragraph 5(b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treas. Reg. Sec. 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.

          (e) If the sole designated beneficiary is the individual owner's surviving spouse, the spouse may elect to treat the Roth IRA as his or her own Roth IRA. This election shall be deemed to have been made if such surviving spouse makes a contribution to the Roth IRA or fails to take required distributions as a beneficiary.

          (f) The required minimum distributions payable to a designated beneficiary from this Roth IRA may be withdrawn from another Roth IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of Sec.1.408-8 of the Income Tax Regulations.

          (g) The owner or the owner's beneficiary, as applicable, shall have the sole responsibility for requesting or arranging for distributions that comply with this Endorsement and applicable income tax requirements.

     6. If your Contract contains any provisions relating to federal tax requirements for any Traditional, SEP or SIMPLE IRA contract that do not apply to Roth IRAs, they are hereby deleted by this Endorsement. This includes, but is not limited to, provisions relating to required minimum distribution ("RMD") requirements during your life that apply to any Traditional, SEP or SIMPLE IRA but do not apply to your Roth IRA, such as:

          (a) Automatic sending of information about income plans when you attain age 70 or starting income payments on the April 1 following the calendar year you attain age 70 1/2, or

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          (b)  Waiver of withdrawal charges on withdrawals required to avoid federal income tax penalties or to satisfy such pre-death RMD income tax rules.

               In addition, any references to unisex rates in the Annuity Table or the use of such rates for SEP or SIMPLE IRAs are deleted.

     7. Notwithstanding Article IV above, no dividends are paid under this Contract.

     8. If (a) no premiums have been received for two full consecutive contract years, (b) the account balance is less than $2,000, and (c) the paid-up annuity benefit at maturity or the Maximum Annuity Date would be less than $20 per month, we may choose either (i) to accept additional future premium payments under the Contract, or (ii) where otherwise permitted by law and the terms of the Contract, to terminate the Contract by a lump sum payment of the then present value of the paid-up benefit.

All other terms and conditions of the Contract remain unchanged.

MetLife Insurance Company of Connecticut has caused this Endorsement to be signed by its Secretary

                                          [
                                             /s/ Isaac Torres
                                             -----------------------
                                                                 ]
                                          [SECRETARY]

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